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Exhibit 99.1

     [TRUE NORTH LOGO]

June 14, 2001
Kevin Smith: (212) 727-5806/(312) 425-6546 (Investors)
Kathryn Woods: (212) 727-5582 (Media)

FOR IMMEDIATE RELEASE

TRUE NORTH ADVISES THAT SECOND QUARTER RESULTS WILL REFLECT SLOWER
INDUSTRY PACE, LOWER CLIENT SPENDING

    CHICAGO—True North Communications Inc. (NYSE: TNO), one of the world's top ten global advertising and marketing communications holding companies, said today that the softer worldwide economic environment, lower than anticipated spending by clients, especially in the technology sector, and the slower industry pace for new business will adversely impact its second quarter results. True North now expects, based on current projections, second quarter net income before merger-related and other unusual charges to be between $.37 - $.42 per share, or $.07 - $.12 below the current consensus estimate.

    David Bell, Chairman and CEO of True North commented, "These results are indicative of the general economic slowdown and not a reflection on the strength of True North's brands." True North management added that it is closely monitoring client spending and will continue to look aggressively for opportunities to reduce costs, including further staff reductions and cuts in general expenses.

    The Company also reported that its proposed merger with The Interpublic Group of Companies (NYSE: IPG) continues to move forward. "We continue to work closely with IPG to move the merger ahead; everything is on track," said David Bell.

    John Dooner, Interpublic Chairman and CEO, commented, "While the economy poses immediate challenges for the marketing industry, we believe in the strategic value of the transaction and expect it to close by the end of the month."

2/TN ADVISES 2Q RESULTS REFLECT SLOWER INDUSTRY PACE

    The transaction is subject to obtaining shareholder approval and final regulatory clearances. The special meeting for True North stockholders to vote on the merger is scheduled for June 19, 2001. The merger would create the world's largest marketing communications and services group.

About True North

    True North Communications is a top global advertising and communications holding company. It has three major global brands: FCB Worldwide, advertising; BSMG Worldwide, public relations; and Marketing Drive Worldwide, marketing services. In addition, True North has a strong set of other brands including Bozell Group, New America Strategies Group, Temerlin McClain, R/GA Interactive, Tierney Communications and TN Media. True North also has a stake in German-based advertising agency, Springer & Jacoby. Based in Chicago, True North had 2000 revenues of approximately $1.5 billion.

CAUTIONARY STATEMENT

     Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause True North's actual results to be materially different from any future results expressed or implied by these

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statements. Such factors include the following: general economic and business conditions, changes in competition, the ability of True North to continue to improve its cost management, the ability to retain current and attract new clients, the ability of True North to integrate acquisitions or complete future acquisitions, interest rate fluctuations, dependence upon and availability of qualified personnel and changes in government regulation. In light of these and other uncertainties, the forward-looking statements included in this document should not be regarded as a representation by True North that True North's plans and objectives will be achieved.

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  Exhibit 99.1
TRUE NORTH ADVISES THAT SECOND QUARTER RESULTS WILL REFLECT SLOWER INDUSTRY PACE, LOWER CLIENT SPENDING